Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

BrightView Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,750,000	$7.63	$13,352,500	0.0001102	$1,472
Total Offering Amounts						$13,352,500
Total Fee Offsets								$0
Net Fee Due								$1,472

(1)	This Registration Statement also covers an indeterminate number of shares of BrightView Holdings, Inc. (the “Registrant”) common stock, 0.01 par value per share (“Common Stock”), which may be issuable pursuant to the BrightView Holdings, Inc. 2023 Employment Inducement Award Plan (the “2023 Plan”) as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents 1,750,000 shares of Common Stock issuable pursuant to the 2023 Plan.

(3)	Estimated pursuant to Rule 457(h)(1) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on September 26, 2023.